Exhibit 99.(m)(2)

SHAREHOLDER SERVICING AGREEMENT

FOR THE BAILLIE GIFFORD INSTITUTIONAL TRUST

SHAREHOLDER SERVICING AGREEMENT made as of October 10, 2025 by and between Baillie Gifford Institutional Trust, an unincorporated business trust organized under the laws of The Commonwealth of Massachusetts (the “Trust”), on behalf of each of the series listed on Schedule A attached hereto (each, a “Fund” and together, the “Funds”), and Baillie Gifford Overseas Ltd., a company incorporated in Scotland (the “Shareholder Servicer”).

W I T N E S S E T H

WHEREAS, the Trust is engaged in business as an open-end series management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Shareholder Servicer serves as the Funds’ investment adviser; and

WHEREAS, the Trust desires to retain the Shareholder Servicer to also furnish certain shareholder services to the Funds; and

NOW, THEREFORE, the parties hereby agree as follows:

1.            Appointment of Shareholder Servicer. The Trust hereby appoints the Shareholder Servicer to act as the shareholder servicer of the Funds for the period and on the terms herein set forth. The Shareholder Servicer accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.            Duties of Shareholder Servicer. (a) The Shareholder Servicer shall provide any combination of the following shareholder services, as agreed upon by the parties from time to time: (i) preparing and delivering shareholder reporting documentation; (ii) delivering prospectuses, statements of additional information, shareholder reports, proxy statements, and other materials to Fund shareholders; (iii) providing educational materials regarding the Funds; (iv) providing facilities to answer questions from Fund shareholders; (v) receiving and answering correspondence from Fund shareholders; (vi) providing Fund shareholders with access to portfolio management personnel, responding to ad-hoc servicing requests from Fund shareholders; and (vii) providing recordkeeping and similar administrative services to Fund shareholders.

(b)            The Shareholder Servicer will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Fund shareholders.

3.              Compensation of Shareholder Servicer. (a) As full compensation for the services rendered and expenses borne by the Shareholder Servicer in connection with the provision of personal services provided to investors in the Funds and/or the maintenance of shareholder accounts, the Trust, on behalf of each Fund, agrees to pay to the Shareholder Servicer a fee at the annual rate provided for in Schedule B attached hereto (the “Shareholder Service Fee”). Such fees shall be computed and accrued daily and payable quarterly.

(b)            For any period less than a full quarter during which this Agreement is in effect, the compensation payable to the Shareholder Servicer hereunder shall be prorated.

(c)            The Shareholder Servicer may pay all or any portion of the Shareholder Service Fee to shareholder servicing agents or other organizations (including, but not limited to, any affiliate of the Shareholder Servicer) as service fees pursuant to agreements with such organizations for providing personal services to investors in shares of the Funds and/or the maintenance of shareholder accounts, and may retain all or any portion of the Shareholder Service Fee as compensation for providing personal services to investors in shares of the Funds and/or the maintenance of shareholder accounts.

4.              Term, Termination, Continuation and Amendment of this Agreement. (a) This Agreement shall become effective with respect to the Trust on the date first written above, and shall become effective with respect to a Fund on the Effective Date for such Fund, as set forth in Schedule A attached hereto. This Agreement shall continue in effect for a period of more than one year after the date this Agreement takes effect, but only so long as such continuance is specifically approved at least annually by votes of the majority of both (a) the Trustees of the Trust, and (b) the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on this Agreement.

(b)            This Agreement may be terminated as to the Trust or as to any Fund at any time without the payment of any penalty by vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the 1940 Act), by vote of a majority of the outstanding voting securities of the Trust or the relevant Fund, or by the Shareholder Servicer, on sixty days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment; provided, however, in the event of consolidation or merger in which the Shareholder Servicer is not the surviving corporation or which results in the acquisition of substantially all of the Shareholder Servicer’s outstanding stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all of the Shareholder Servicer’s assets, the Shareholder Servicer may assign this Agreement to such surviving entity, acquiring entity, assignee or purchaser, as the case may be.

(c)            This Agreement may not be amended to increase materially the amount of the Shareholder Service Fee without approval in the manner provided for the continuation of this Agreement in paragraph 4(a) hereof. This Agreement may also not be amended to increase materially the amount to be spent by the Trust for distribution without shareholder approval.

5.              Scope of Trust’s Obligations. A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts. The Shareholder Servicer acknowledges that the obligations of or arising out of this Agreement are not binding upon any of the Trust’s Trustees, officers, employees, agents or shareholders individually, but are binding solely upon the assets and property of the Trust. The Shareholder Servicer further acknowledges that the assets and liabilities of each Fund are separate and distinct and that the obligations of or arising out of this Agreement concerning a Fund are binding solely upon the assets or property of such Fund and not upon the assets or property of any other Fund.

6.              Governing Law. This Agreement is governed by and to be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflicts of interest laws thereof.

7.              Miscellaneous. (a) This Agreement supersedes any and all oral or written agreements heretofore made relating to the subject matter hereof and contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

(b)            Headings in this Agreement are for ease of reference only and shall not constitute a part of the Agreement.

(c)            Should any portion of this Agreement for any reason be held void in law or equity, the remainder of the Agreement shall be construed to the extent possible as if such voided portion had never been contained herein.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BAILLIE GIFFORD INSTITUTIONAL TRUST, on behalf of each of its series set forth in Schedule A attached hereto

By:	/s/ Michael Stirling-Aird
Name: Michael Stirling-Aird
Title: President

BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Adam Conn
Name: Adam Conn
Title: Director

[Signature Page to Shareholder Servicing Agreement of Baillie Gifford Institutional Trust]

Schedule A

Funds and Effective Date

Fund	Effective Date
Baillie Gifford Institutional Long Term Global Growth	October 10, 2025

BAILLIE GIFFORD INSTITUTIONAL TRUST, on behalf of each of its series as set forth above

By:	/s/ Michael Stirling-Aird
Name: Michael Stirling-Aird
Title: President

BAILLIE GIFFORD OVERSEAS LIMITED

By:	/s/ Adam Conn
Name: Adam Conn
Title: Director

[Signature Page to Schedule A to Shareholder Servicing Agreement of Baillie Gifford Institutional Trust]

Schedule B

Compensation to the Shareholder Servicer

The fee payable by the Trust on behalf of each Fund shall be computed at the annual rate equal to that Fund’s average daily net assets for its then current fiscal year as noted below:

Class	Service Fee
Class 2	0.17%
Class 3	0.10%
Class 4	0.07%
Class 5	0.02%